Filed pursuant to Rule 433 | Registration Statement Nos. 333-162193 and
333-162193-01

RBS US Mid Cap Trendpilot(TM) ETN (TRNM)

RBS Exchange Traded Notes

RBS ETN Details

Issuer           The Royal Bank of Scotland N.V.
Guarantor        RBS Holdings N.V.
Ticker           TRNM
Intraday         TRNM.IV
Indicative Value
Ticker
CUSIP            78009L209
ISIN             US78009L2097
Primary          NYSE Arca
Exchange
Maturity         1/25/2041
Index            RBS US Mid Cap Trendpilot[]
                 Index (USD) TR (Bloomberg
                 symbol: "TPMCUT Index"),
                 which tracks the Benchmark
                 Index or the Cash Rate
                 depending on the relative
                 performance of the Benchmark
                 Index on a simple historical
                 moving average basis
Benchmark        S and P MidCap 400([R]) Total Return
Index            Index (Bloomberg symbol:
                 "SPTRMDCP Index")
Cash Rate        Yield on a hypothetical notional
                 investment in 3-month U.S.
                 Treasury bills (Bloomberg page:
                 "USB3MTA Index")
Annual Investor  When the Index is tracking the
Fee              Benchmark Index: 1.00% per
(accrued on a    annum
daily basis)     When the Index is tracking the
                 Cash Rate: 0.50% per annum
Repurchase at    You may offer your RBS ETNs
your option      to RBS NV for repurchase on
                 any business day on or prior to
                 1/16/2041, provided that you offer
                 a minimum of 20,000 RBS ETNs
                 for any single repurchase and
                 follow the procedures described
                 in the pricing supplement
Early            We may redeem all of the RBS
redemption at    ETNs at our discretion at any time
our option       on or prior to 1/23/2041
Daily            Upon early repurchase or
Redemption       redemption or at maturity, you will
Value            receive a cash payment equal to
                 the daily redemption value per
                 RBS ETN. The daily redemption
                 value on the relevant valuation
                 date will be published on
                 www.rbs.com/etnUS/TRNM*

* Information contained on our website is not incorporated by reference in, and should not be considered a part of, this document.

[GRAPHIC OMITTED]

The RBS US Mid Cap Trendpilot([]) Exchange Traded Notes (RBS ETNs) are
unsecured and unsubordinated obligations of The Royal Bank of Scotland N.V.
(RBS NV), and are fully and unconditionally guaranteed by RBS Holdings N.V.
(RBS Holdings).

RBS ETNs track the RBS US Mid Cap Trendpilot([]) Index (USD) TR (the "Index").
The Index utilizes a systematic trend-following strategy to provide exposure to either the S and P MidCap 400([R]) Total Return Index (the "Benchmark Index") or
the yield on a hypothetical notional investment in 3-month U.S. Treasury bills
(the "Cash Rate"). The Index is designed to provide exposure to the Benchmark
Index in positive trending markets and exposure to the Cash Rate in negative trending markets using an objective and transparent methodology.

RBS US MID CAP TRENDPILOT(TM) INDEX METHODOLOGY

If the closing level of the SPTRMDCP Index is at or above its historical
200-business day simple moving average for []ve consecutive business days

If the closing level of the SPTRMDCP Index is below its historical 200-business day simple moving average for []ve consecutive business days

[][][][][]    A positive trend is established: The Index will track the
Benchmark Index

[][][][][]    A negative trend is established: The Index will track the Cash
Rate

If neither of the above conditions is satisfied, the trend of the Index will be the same as the trend of the Index on the immediately preceeding Index business day. The Index will implement any trend reversal at the open of trading on the second Index business day immediately following the Index business day on which the Index trend switches from positive to negative or from negative to positive, as the case may be.

HISTORICAL PERFORMANCE (%) -- As of 6/30/2011
--------------------------------------------------------- ---------------- --------------
                                                                           SINCE RBS ETN
                                                                            INCEPTION
                                  1-MONTH (%) 3-MONTH (%) YEAR-TO-DATE (%)  (1/25/11) (%)
--------------------------------- ----------- ----------- ---------------- --------------
 RBS US MidCap Trendpilot[]          -2.12       -0.98           --            6.18
 ETN Daily Redemption Value(1)
 RBS US MidCap Trendpilot(TM)
 Index(2)                            -2.04       -0.73           --            6.64
 S and P MidCap 400([R]) Total Return
 Index (Benchmark Index)             -2.04       -0.73           --            6.64
 S and P MidCap 400([R]) Index
 (Price Return)                      -2.16       -1.05           --            6.00
 Cash rate on 6/30/11               0.025         --             --             --

The chart above presents the actual performance of the Index, the RBS ETNs, the
S and P 400([R]) Total Return Index (the Benchmark Index), and the S and P 400([R])
Index (Price Return), over the speci[]ed periods. For information regarding the performance of the Trendpilot Index, see pages PS-33 to PS-35 of the pricing supplement to the RBS ETNs []led with the U.S. Securities and Exchange
Commission (SEC).
(1) Includes the annual investor fee, which accrues on a daily basis. The annual investor fee will be equal to (i) 1.00% per annum when the Index is tracking the Benchmark Index, and (ii) 0.50% per annum when the Index is tracking the Cash Rate.
(2) Since the inception date of the RBS ETNs, the Index has tracked the
Benchmark Index and has remained in a positive trend, without any trend reversal. Consequently, the historical performance of the Index over the time periods speci[]ed above is identical to the Benchmark Index. In a negative trending market the Index trend is expected to switch from positive to negative, and the Index is expected to experience trend reversals in volatile markets, switching from a positive to negative or from negative to positive, as the case may be. The Index performance will not always be the same as the
Benchmark Index, could underperform the Benchmark Index, and may track the Cash
Rate for extended periods of time in a low interest rate environment. Does not include any fees, transaction costs or expenses.

www.rbs.com/etnUS | TOLL FREE: 855-RBS-ETPS

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CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount suf[]cient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Index may underperform the Benchmark Index, and is expected to perform poorly in volatile markets.
Liquidity of the market for RBS ETNs may vary over time. The RBS ETNs do not pay interest. Any payment on the RBS ETNs is subject to ability of RBS NV, as the issuer, and RBS Holdings, as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS
ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.
The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland N.V. (RBS NV) and RBS
Holdings N.V. (RBS Holdings) have []led a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the
offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been []led with the SEC for more complete information about RBS NV and RBS Holdings, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively,
RBS NV, RBS Holdings, RBS Securities Inc. (RBSSI) or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS
(toll-free).

RBS US Mid Cap Trendpilot[] Index (USD) TR (Index) is the property of The Royal Bank of Scotland plc, which has contracted with
 Standard and Poor's Financial Services
LLC (S and P) to maintain and calculate the Index. The S and P MidCap 400[R] Index is the exclusive property of S and P and has been licensed for use by RBSSI and its affiliates
in connection with the Index. S and P shall have no liability for any errors or omissions in calculating the Index. "Standard and
 Poor's[R]," "S and P[R]" and "S and P MidCap 400([R])" are
registered trademarks of S and P. "Calculated by S and P Custom Indices" and its related stylized mark are service marks of S and P and have been licensed for use by RBSSI and
its affiliates. The RBS ETNs are not sponsored, endorsed, sold or promoted by S and P or its affiliates, and neither S and P nor its affiliates make any representation regarding the
advisability of investing in the RBS ETNs.

Copyright[C] 2011 RBS Securities Inc.All rights reserved. RBS Securities Inc., a U.S. registered broker-dealer, member of FINRAand
 SIPC, is an indirect wholly-owned
subsidiary of The Royal Bank of Scotland plc and an affiliate of RBS NV.
                                           Dated July 7, 2011
www.rbs.com/etnUS | TOLL FREE: 855-RBS-ETPS
                                                page 2 of 2

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